Exhibit 10.10
INFINITY NATURAL RESOURCES, INC. OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Infinity Natural Resources, Inc. Omnibus Incentive Plan (as amended, the “Plan”), Infinity Natural Resources, Inc. grants to the individual listed below (“you” or “Participant”) the number of Restricted Stock Units (“RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions below and in the attached Restricted Stock Unit Agreement (the “Agreement”), the attached restrictive covenants (the “Restrictive Covenants”) and the Plan, each of which is made a part of this Grant Notice and incorporated by reference. Any capitalized terms not defined in this Grant Notice or the Agreement have the meanings in the Plan.

Participant:
Date of Grant:
Total Number of RSUs:
Vesting Schedule:
If the Company uses an equity plan administrator (such as Equiniti) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and any other omitted information will be determined by the information in the equity plan administration system.
By your acceptance (including through an equity plan administrator), you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice and understand all provisions of the Agreement, the Plan and this Grant Notice, and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You agree to accept as final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.
    If you have not executed this Grant Notice within 90 days following the Date of Grant, then this Award may be terminated by the Company and forfeited without further notice and at no cost to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Grant Notice by an authorized officer, and Participant has executed this Grant Notice, effective for all purposes as provided above.
    INFINITY NATURAL RESOURCES, INC.

    Name: Zack Arnold
    Title: President and Chief Executive Officer

    PARTICIPANT

    Name:

Signature Page to
Restricted Stock Unit Grant Notice

RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (together with the Grant Notice and the Restrictive Covenants, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice by and between Infinity Natural Resources, Inc. (the “Company”), and (the “Participant”). Capitalized terms used but not defined shall have the meanings in the Plan or the Grant Notice.
1.Award.  In consideration of Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company grants Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested as set forth in Section 2, Participant will have no right to receive any Shares or other payments. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Vesting of RSUs.
(a)Except as otherwise set forth in Sections 2 and 5, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice.  Upon the Participant’s Termination of Service prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to this Section 2), any unvested RSUs and all rights arising from such RSUs will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(b)Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:
(i)upon the Participant’s Termination of Service due to the Participant’s death or Disability, all RSUs, if any, that remain unvested shall immediately become vested as of the date of such Termination of Service;
(ii)upon the Participant’s Termination of Service by the Company or an Affiliate without Cause or by the Participant for Good Reason, a Pro-Rated Amount of all RSUs, if any, shall immediately become vested as of the date of such Termination of Service; provided, that such Termination of Service constitutes a “separation of service” within the meaning of Section 409A of the Code; and
(iii)upon a Change in Control, (A) if the RSUs are not assumed by the surviving entity in connection with such Change in Control, all RSUs shall immediately become vested as of the date of such Change in Control and (B) if the RSUs are assumed by the surviving entity in connection with such Change in Control, upon the Participant’s Termination of Service by the Company or an Affiliate without Cause or by the Participant for Good Reason during the Change in Control Protection Period, all RSUs shall immediately become vested as of the date of such Termination of Service; provided, that such Termination of Service constitutes a “separation of service” within the meaning of Section 409A of the Code.
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(c)For purposes of Section 2(b):
(i)“Change in Control Protection Period” means the period commencing on the date on which such Change in Control is consummated and ending on the date that is 24 months after the date on which such Change in Control is consummated;
(ii)“Good Reason” means (A) in the case where there is no employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement, or similar agreement or plan in effect between the Company or its Affiliates and Participant at the time of the Termination of Service (or where there is such an agreement or plan in effect, but it does not define “good reason” (or words of like import)), the occurrence of any of the following events without the prior written consent of the Participant (1) a material diminution in the Participant’s base salary or target bonus opportunity; (2) a material diminution in the Participant’s authority, duties, responsibilities or reporting relationship with the Company or any Affiliate; or (3) the relocation of the geographic location of the Participant’s principal place of employment by more than 30 miles from the location of the Participant’s principal place of employment as of the Date of Grant; or (B) in the case where there is an employment agreement, offer letter, consulting agreement, severance agreement or plan, change in control agreement or similar agreement or plan in effect between the Company or any Affiliate and the Participant at the time of the Termination of Service that defines “good reason” (or words of like import), “good reason” as defined under such agreement or plan. Any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) Participant must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for 10 days following the Company’s receipt of such written notice; and (z) the date of such Participant’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice; and
(iii)“Pro-Rated Amount” means the product of (A) the total number of RSUs granted pursuant to this Award and (B) a fraction, the numerator of which is the total number of calendar days that have elapsed from the Date of Grant through the date of the Termination of Service and the denominator of which is the total number of calendar days between the Date of Grant and the Vesting Date.
3.Dividend Equivalent Rights. In the event that the Company declares and pays a regular cash dividend (which does not include any extraordinary cash dividend), and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record in a bookkeeping account an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of RSUs held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”). The Dividend Equivalent Rights will be subject to the same terms and conditions, including vesting, forfeiture and transferability, as the underlying RSUs. All amounts of the Dividend Equivalent Rights will be paid to the Participant in cash (or, at the discretion of the Company, in Shares) on or following, but no later than 60 days after, the date the underlying RSUs vest. If the RSUs are forfeited by Participant pursuant to the terms of this Agreement, then Participant shall also forfeit the Dividend Equivalent Rights. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.
4.Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of Shares equal to the number of RSUs subject to this Award.
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All Shares issued shall be delivered either by delivering one or more certificates for such Shares to the Participant or by entering such Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
5.Restrictive Covenants.
(a)The Participant acknowledges and agrees that the grant of the RSUs further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in the Restrictive Covenants below, Participant acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in the Restrictive Covenants and acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.
(b)Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has failed to abide by the terms set forth in the Restrictive Covenants, all RSUs that have not been settled as of the date of such determination (and all rights arising from such RSUs) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
6.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages (including via Dividend Equivalent Rights) to the Participant for federal, state, local and/or foreign tax purposes, the Company shall have the authority to deduct or withhold, or require Participant to pay the Company, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the employee portion of any Federal Insurance Contributions Act obligation) required by Applicable Law to be withheld in connection with this Award. Participant may make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld , which arrangements include (if and to the extent permitted by the Company) the delivery of cash or cash equivalents, Shares (including net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying Shares and that Participant has been advised to consult a tax advisor. Participant may not rely on the Board, the Committee, the Company or an Affiliate or any of their officers, employees or representatives for tax advice or an assessment of such tax consequences.
7.Non-Transferability.  Other than pursuant to to a domestic relations order, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and any restrictions applicable to such Shares have lapsed. Neither the RSUs nor any
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interest arising from them shall be liable for the debts, contracts or engagements of Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition in violation of this Agreement shall be null and void, except to the extent that such disposition is permitted by the preceding sentence.
8.Compliance with Applicable Law. The issuance of Shares will be subject to compliance with Applicable Law. No Shares will be issued if such issuance would constitute a violation of Applicable Law. Shares will not be issued unless (a) a registration statement under the Securities Act is in effect at the time of such issuance for the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares are permitted to be issued in accordance with the terms of an exemption from the registration requirements of the Securities Act. The inability of the Company to obtain the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares will relieve the Company of any liability for the failure to issue such Shares as to which authority has not been obtained. As a condition to any issuance of Shares, the Company may require Participant to satisfy any requirements that may be necessary to comply with Applicable Law and to make any representation or warranty as may be requested by the Company.
9.Rights as a Stockholder. Participant shall have no rights as a stockholder of the Company as to any Shares unless and until Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights related to the Shares, except as provided for in the Plan or this Agreement.
10.Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release in such form as it shall determine appropriate; provided that any review period under such release will not modify the date of settlement with respect to vested RSUs.
11.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company, or any Affiliate, shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any Affiliate, for any or no reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the RSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.
12.Legal and Equitable Remedies. Participant acknowledges that a violation of Participant’s covenants and agreements in this Agreement will cause such damage as will be
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irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties agree that the Company shall be entitled to an injunction issued by any court of competent jurisdiction, restraining Participant from such breach of his or her covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that, to the extent permitted by Applicable Law, no bond or other security shall be required in connection with such injunction.
13.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company:
Infinity Natural Resources, Inc.
Attn: General Counsel
2605 Cranberry Square
Morgantown, West Virginia 26508

If to the Participant, at the Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier shall be deemed to have been given to Participant when it is mailed by the Company or, if such notice is not mailed to Participant, upon receipt by the Participant. Any notice that is addressed and mailed shall be conclusively presumed to have been given at the close of business on the fourth day after the day it is placed in the mail.
14.Consent to Electronic Delivery; Electronic Signature. Participant agrees to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. Participant consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.
15.Agreement to Furnish Information. Participant agrees to furnish to the Company all information reasonably requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any Applicable Law.
16.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the RSUs, and with the Grant Notice, Restrictive Covenants and the Plan contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs, and supersedes all prior understandings and agreements; provided¸ however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance
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agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (b) the terms of the Restrictive Covenants are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and other restrictive covenants. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, any such amendment that materially impairs the rights of Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
17.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right shall not be a waiver of any other breach or right. The failure of any party to act by reason of a breach or to exercise any right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
18.Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law. Participant’s acceptance of this Award constitutes Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Effective Date or Date of Grant and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.
19.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
20.Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer in this Agreement and the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred in accordance with this Agreement.
21.Headings; References. Headings are for convenience only and are not part of this Agreement. All references to “dollars” or “$” in this Agreement refer to United States dollars.
22.Counterparts.  The Grant Notice may be executed in one or more counterparts, all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via
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electronic acceptance in accordance with Section 14 shall be effective as delivery of a manually executed counterpart of the Grant Notice.
23.Section 409A. The Plan, this Agreement and the RSUs are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

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RESTRICTIVE COVENANTS

1.Confidentiality. In the course of Participant’s employment or service with the Company or its subsidiaries (“Company Group”), Participant will be provided with, and will have access to, Confidential Information (as defined below).
(a)Both during Participant’s employment or service with Company Group and thereafter, except as expressly permitted by Company in writing, Participant shall not directly or indirectly disclose, publish, communicate, or make available any Confidential Information, or allow it to be disclosed, published, communicated, or made available, to any person or entity and shall not access or use any Confidential Information except for the benefit of the Company Group. Participant acknowledges and agrees that Participant would inevitably use and disclose Confidential Information in violation of this Section 1 if Participant were to violate any of the covenants set forth in Section 2 of the Restrictive Covenants. Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Participant’s duties on behalf of the Company Group, Participant shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Participant or obtained by the Company Group. The covenants of this Section 1(a) shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company or any other member of the Company Group.
(b)Participant may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to parties with whom the Company Group does business such as royalty owners, service providers, and regulators, when, in the reasonable and good faith belief of Participant, such disclosure is reasonably necessary in connection with Participant’s performance of Participant’s duties and is in the best interests of the Company Group;
(iii)disclosures and uses that are approved in writing by the Company; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement or otherwise has professional or other binding confidentiality obligations to the Company Group.
(c)Upon the Participant’s Termination of Service, and at any other time upon request of the Company, Participant shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, tablet, phone, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. In the event that the Participant later discovers any Company Group property, the Participant shall promptly return such property to the Company. The Participant shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company Group from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by the Participant.
(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Participant (whether conveyed orally, in writing or in any other form or medium), individually or in conjunction with others, during the period that Participant is employed by or otherwise affiliated with the Company or any other member of the Company Group including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. For purposes of this Agreement, Confidential Information shall not include any information that (A) is generally available to and known by the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; provided however that information regarding the Company Group’s leasehold and real property represented in maps, summaries, spreadsheets, databases or the like shall be deemed Confidential Information even if the underlying information in nonaggregated form is available in public land records; (B) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group who, to the Participant’s knowledge, rightfully possesses the information and did not obtain it, either directly or indirectly, from a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.
(e)Participant is NOT prohibited from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any Governmental Authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Participant is NOT required to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct. Participant is NOT prohibited from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.
2.Non-Competition; Non-Solicitation.
(a)Company will provide Participant access to Confidential Information for use only during the Participant’s employment or service with a member of the Company Group, and Participant acknowledges and agrees that the Company Group will be entrusting Participant with developing the goodwill of the Company Group, and in consideration of the Company providing Participant with access to Confidential Information and as an express incentive for the Company to grant Participant an Award under the Plan and Award Agreement, Participant has voluntarily agreed to the covenants set forth in this Section 2. Participant agrees and acknowledges that, due to the nature of the Business of the Company Group, the covenants in this Section 2, including geographical and temporal restrictions on certain competitive activities, are reasonable, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to protect the Company’s Confidential Information, business relationships, goodwill and legitimate business interests.
(b)During the Prohibited Period (as defined below), Participant shall not, and shall cause Participant’s affiliates not to, without the prior written approval of the Company, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area (each as defined below), which prohibition shall prevent Participant from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending Participant’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by (whether or not for compensation), any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which Participant’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that Participant had on behalf of any member of the Company Group, provided, however, that Participant shall be permitted to own a passive interest of any class of securities of (1) any corporation or other entity in competition with the Company Group that is traded on a national securities exchange (as long as Participant is not involved in the business activities of such entity) and (2) any corporation or other entity that Participant has owned such passive interests in prior to the Date of Grant;
(ii)appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity (as defined below) of, or relating to, any member of the Company Group located in the Market Area;

(iii)solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Participant had contact (including oversight responsibility) or learned Confidential Information about during Participant’s employment or service with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or
(iv)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group with whom the Participant had contact during the Participant’s employment or service with any member of the Company Group or who otherwise worked in the same department as the Participant, to terminate his, her or its employment or engagement with any member of the Company Group, hire or retain any such employee or contractor or otherwise adversely affect such relationship.
Notwithstanding the foregoing, nothing in this Agreement prohibits Participant from being employed or engaged by any person or entity where such work (i) would not involve any level of strategic, advisory, technical, creative, or sales, or other activity similar to that which Participant provided to any Company Group or (ii) is in connection with an independent business line of such person or entity that is unrelated to the Business and the Confidential Information (subject to protocols to prevent Participant from disclosing Confidential Information).
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Agreement and because of the immediate, irreparable and continuing damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and any member of the Company Group employing Participant shall be entitled to enforce the foregoing covenants in the event of a breach. Participant further agrees that the Company and each member of the Company Group would, by reason of such breach, or threatened breach, be entitled (a) to an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, and (b) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Participant or enforcement action relating to Participant’s obligations and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond if permitted by law. This equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach.
(d)The covenants in this Section 2 are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). In the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable.
(e)If Participant is an attorney at law or licensed lawyer in any jurisdiction, none of the restrictions set forth in this Section 2 shall be interpreted or applied in a manner to prevent or restrict Participant from practicing law, as it is the intent of this Section 2 to create certain limitations on Participant’s business activities only, and not to create limitations that would restrict Participant from practicing law. If Participant is an attorney at law or licensed to practice law, Participant acknowledges and agrees that, both during Participant’s employment or service with any member of the Company Group and thereafter, Participant shall be bound by all ethical and professional obligations (including those with respect to conflicts of interest and confidentiality) that may arise from Participant’s provision of legal services to, and acting as legal counsel for, any member of the Company Group.
(f)The following terms shall have the following meanings:
(i)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Participant provides services or about which Participant obtains Confidential Information during the Participant’s employment or service with any member of the Company Group, which business and operations include, but are not limited to the lease, acquisition, exploration, production, gathering, transporting, marketing, treating or processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located.
(ii)“Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which Participant learned Confidential Information during Participant’s employment or service with any member of the Company Group.
(iii)“Market Area” shall mean any area that is within a fifty (50) mile radius of the boundaries of any property, asset, or other tangible interest of any member of the Company Group (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between a member of the Company Group and any third party).
(iv)“Prohibited Period” shall mean the period during which Participant is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Participant is no longer employed by any member of the Company Group.
(g)Participant undertakes and agrees that following the date that Participant is no longer employed by any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Participant shall disclose to such other party the terms of these restrictive covenants.
3.Ownership of Intellectual Property.
(a)Participant agrees that the Company shall own, and Participant shall (and does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made, conceived, developed, fabricated, reduced to practice, modified or improved, in whole or in part, by Participant during the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate in any way to the Business or actual or demonstrably anticipated research or development of the Company or any member of the Company Group, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information, regardless of when or where the work is prepared, to the fullest extent allowed by applicable law (all of the foregoing collectively referred to herein as “Company Intellectual

Property”), and Participant shall promptly disclose all Company Intellectual Property to the Company in writing.
(b)All of Participant’s works of authorship and associated copyrights created during the period in which Participant is employed by or affiliated with the Company or any member of the Company Group and in the scope of Participant’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Participant to the Company, Participant shall grant, and does grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(c)This Agreement does not require assignment of any invention or intellectual property that Participant developed entirely on Participant’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group and does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)Participant will perform, during and after the period in which Participant is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this section. This may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(e)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Participant’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Participant irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Participant’s agents and attorneys-in-fact to act for and on Participant’s behalf and instead of Participant, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Participant. For the avoidance of doubt, the provisions of this section apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.
(f)In the event that Participant enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Participant shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Participant’s Termination of Service. If the Company (or the applicable member of the

Company Group) is unable for any reason to secure Participant’s signature to any document required to assign said contracts or agreements, or if Participant does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Participant’s Termination of Service, Participant hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Participant’s agents and attorneys-in-fact to act for and on Participant’s behalf and instead of Participant to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
4.Non-Disparagement. Participant agrees that Participant will not, and will cause Participant’s affiliates to not, make, publish, or communicate any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the character, reputation or integrity of the Company or any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders), and their customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services; provided, however, that nothing in this section shall prevent Participant from engaging in concerted activity relative to the terms and conditions of Participant’s employment and in communications protected under the National Labor Relations Act, to the extent applicable, including the ability to file unfair labor practice charges with the National Labor Relations Board or assist others in doing so, and otherwise cooperate with any investigative process by the National Labor Relations Board.